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                                                                   Exhibit 23.11

                            CONSENT OF STALSBY/WILSON

     Reference is made herein to the (i) Offering Memorandum of Statia Terminals International N.V. and Statia Terminals Canada Incorporated (collectively, the "Issuers") dated November 5, 1996 (the "Offering Memorandum"), with respect to the issuance of $135,000,000 aggregate principal amount of __% First Mortgage Notes due 2003 (the "Notes") and the (ii) related registration statement of the Issuers referred to in the Offering Memorandum (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Notes for a new issue of debt securities of the Issuers registered under the Securities Act, with terms substantially identical to those of the Notes.

     The undersigned hereby consents to the use of its name and the information attributed to it on page 52 of the Offering Memorandum in connection with the use of the Offering Memorandum and the Exchange Offer Registration Statement.

                                   STALSBY/WILSON


                                   By: [ILLEGIBLE]
                                       --------------------------------
                                       Title: Mktg. Director


November 11, 1996